Exhibit 5.4

Mayer Brown International LLP
201 Bishopsgate
London EC2M 3AF

Telephone: +44 20 3130 3000
Fax: +44 20 3130 3001
www.mayerbrown.com
DX 556 London and City

September 21, 2012

Novartis AG
Lichtstrasse 35
4056 Basel

Switzerland

Novartis Capital Corporation

230 Park Avenue, 21st Floor
New York, New York 10169

Re:	Novartis AG
Novartis Capital Corporation
Registration Statement on Form F-3

Dear Ladies and Gentlemen:

We have represented Novartis AG, a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland (the “Guarantor”) and Novartis Capital Corporation, a Delaware corporation (the “Issuer”), in connection with (i) the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form F-3 (No. 333-183955) (the “Registration Statement”) relating to, among other things the Issuer’s debt securities, which are fully and unconditionally guaranteed (the “Guarantees”) by the Guarantor and (ii) the offer and sale of $1,500,000,000 aggregate principal amount of the Issuer’s 2.400% Notes due 2022 (the “2022 Notes”) and $500,000,000 aggregate principal amount of the Issuer’s 3.700% Notes due 2042 (the “2042 Notes” and, collectively with the 2022 Notes, the “Notes”).

This is a legal communication, not a financial communication. Neither this nor any other communication from this firm is intended to be, or should be construed as, an invitation or inducement (direct or indirect) to any person to engage in investment activity.

Mayer Brown International LLP is a limited liability partnership (registered in England and Wales number OC303359) which is authorised and regulated by the Solicitors Regulation Authority. We operate in combination with other Mayer Brown entities with offices in the United States, Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

We use the term “partner” to refer to a member of Mayer Brown International LLP, or an employee or consultant who is a lawyer with equivalent standing and qualifications and to a partner of or lawyer with equivalent status in another Mayer Brown entity. A list of the names of members of Mayer Brown International LLP and their respective professional qualifications may be inspected at our registered office, 201 Bishopsgate, London EC2M 3AF, England or on www.mayerbrown.com.

In rendering the opinions expressed herein, we have examined (i) the Indenture, dated as of February 10, 2009 (the “Indenture”), among the Issuer, Novartis Securities Investment Ltd. and Novartis Finance S.A., as issuers, the Guarantor, as guarantor, and HSBC Bank USA, National Association, as trustee (the “Trustee”) and (ii) the Notes, including the Guarantees endorsed thereon.

In addition, we have examined such other documents, certificates and opinions, and have made such further investigation as we have deemed necessary or appropriate for the purposes of the opinions expressed below. In expressing the opinions set forth below, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. As to all parties other than the Issuer, we have assumed the due authorization, execution and delivery of all documents, and, with respect to all parties other than the Issuer and the Guarantor, we have assumed the validity and enforceability of all documents against all parties thereto, other than the Issuer and the Guarantor, in accordance with their respective terms.

As to questions of fact material to our opinions (but not as to legal conclusions), we have, to the extent we deemed such reliance appropriate, relied upon certificates and other statements of officers of the Issuer and the Guarantor and of public officials issued with respect to Issuer and the Guarantor.

Based upon and subject to the foregoing, and having regard for legal considerations which we deem relevant, we are of the opinion that:

(i)      Based solely on certificates from the Secretary of State of the State of Delaware, Novartis Capital Corporation is a corporation validly existing in good standing under the laws of the State of Delaware.

(ii)     The Indenture has been duly authorized, executed and delivered by the Issuer and (assuming the Indenture has been duly authorized, executed and delivered by Novartis Securities Investment Ltd., Novartis Finance S.A., the Guarantor, and the Trustee), the Indenture constitutes a valid and binding obligation of the Issuer and the Guarantor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforceability of creditors’ rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(iii)    The Notes have been duly authorized and executed by the Issuer and, when duly authenticated in accordance with the Indenture and when payment therefor is received, will constitute valid and binding obligations of the Issuer enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforceability of creditors’ rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(iv)    The Guarantees, assuming the due authorization thereof by the Guarantor under the laws of Switzerland, constitute valid and binding obligations of the Guarantor enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforceability of creditors’ rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York and our opinions expressed herein are limited solely to the Federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion herein concerning the laws of any other jurisdiction. In rendering this opinion, we have assumed, without independent investigation, the correctness of the opinion dated September 21, 2012 of Bär & Karrer AG, as to all matters of law covered therein relating to the laws of Switzerland.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this firm in such Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Mayer Brown International LLP

MAYER BROWN INTERNATIONAL LLP